Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Excel Maritime Carriers Ltd. for the registration of $150,000,000 of 1.875% Convertible Senior Notes and such number of Class A common shares as may be issuable upon conversion of the Senior Notes and to the incorporation by reference therein of our reports dated March 31, 2008, with respect to the consolidated financial statements of Excel Maritime Carriers Ltd. and the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, as amended, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
June 5, 2008